UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Brocade Communication Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BROCADE COMMUNICATIONS SYSTEMS, INC.
1745 Technology Drive
San Jose, CA 95110
To the Stockholders of Brocade Communications Systems, Inc.:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Brocade Communications Systems, Inc. The Annual Meeting will be held on Friday, April 22, 2005, at 9:30 a.m. Pacific time, at our corporate offices located at 1745 Technology Drive, San Jose, California.
      The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended October 30, 2004. We encourage you to read the Form  10-K. It includes our audited financial statements and information about our operations, markets and products.
      Stockholders of record as of February 25, 2005 may vote at the Annual Meeting.
      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope or, if available, vote via the Internet or by telephone. Returning the proxy card, or voting via the Internet or by telephone will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael Klayko
Chief Executive Officer

BROCADE COMMUNICATIONS SYSTEMS, INC.
1745 Technology Drive
San Jose, CA 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 22, 2005
       On Friday, April 22, 2005, Brocade Communications Systems, Inc. (“Brocade”) will hold its 2005 Annual Meeting of Stockholders at 9:30 a.m. Pacific time. The meeting will be held at Brocade’s corporate offices located at 1745 Technology Drive, San Jose, California 95110 for the following purposes:

•	Election of Michael Klayko and Nicholas G. Moore as Class III directors

•	Ratification of KPMG LLP as independent auditors

•	Any other matters that may properly be brought before the meeting
      More information about these business items is described in the enclosed proxy statement. Only stockholders of record as of February 25, 2005 may vote at the Annual Meeting. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or an adjournment or postponement of such meeting.

By Order of the Board of Directors

Antonio Canova
Chief Financial Officer, Vice President, Administration
and Assistant Secretary
San Jose, California
March 10, 2005
YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, IF AVAILABLE, VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

i

BROCADE COMMUNICATIONS SYSTEMS, INC.
PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Brocade’s Board of Directors is providing these proxy materials to you for use at the 2005 Annual Meeting of Stockholders to be held on Friday, April 22, 2005 at 9:30 a.m. Pacific time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 1745 Technology Drive, San Jose, California 95110. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended October 30, 2004, including financial statements, were first mailed on or about March 10, 2005 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at 1745 Technology Drive, San Jose, California 95110, and our telephone number is (408) 333-8000.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders who our records indicate owned shares of Brocade as of February 25, 2005 (the “Record Date”) may vote at the Annual Meeting. At the close of business on that date, we had a total of 268,552,818 shares of Common Stock issued and outstanding, which were held of record by approximately 909 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share of Brocade common stock that you own.

Q:	Can I attend the meeting?

A:	You are invited to attend the Annual meeting if you are a stockholder of record or a beneficial owner as of February 25, 2005. In addition, you must bring proof of identification.

Q:	How do I vote?

A:	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting is available, and, if they are available, will provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the Annual Meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems for record holders will be available until 12:00 p.m. (Central Time) on April 21, 2005. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting stockholders will be asked to vote on the election of three Class III directors to serve on Brocade’s Board of Directors, and the ratification of the appointment of KPMG LLP as our independent auditors. We are not aware of any matters to be presented other than those described in this Proxy Statement.

Q:	What are Brocade’s Board of Directors’ voting recommendations?

A:	Brocade’s Board of Directors recommends that you vote your shares “FOR” each of the nominees standing for election to the Board, and “FOR” the ratification of the appointment of KPMG LLP as our independent auditors.

Q:	If I sign a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the above recommendations of our Board of Directors.

If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	What shall I do if I get more than one proxy or voting instruction card?

A:	You will get more than one proxy or voting instruction card if you hold shares in more than one account. You should sign and return all proxies and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How may I obtain a separate set of proxy materials or request a single set for my household?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copies by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033.

All stockholders also may write to us at the address below to request a separate copy of these materials:
Brocade Communications Systems, Inc. 1745 Technology Drive San Jose, CA 95110 Attention: Corporate Secretary

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above to request delivery of a single copy of these materials.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary at our principal executive office (1745 Technology Drive, San Jose, California 95110) in writing before the proxy holders vote your shares, (ii) deliver later dated and signed proxy instructions, or (iii) attend the Annual Meeting and vote your shares in person.

Q:	What happens if I decide to attend the annual meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

Q:	How are votes counted?

A:	The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your Common Stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Q:	Who will tabulate the votes?

A:	Brocade will designate a representative of Wells Fargo Shareowner Services as the inspector of election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2006 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than November 10, 2005.

If a stockholder intends to submit a proposal or nomination for director for our 2006 Annual Meeting of Stockholders that is not to be included in Brocade’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Brocade’s bylaws no later than January 23, 2006. Brocade’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.brocade.com.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Brocade proxy card and voting instruction card that you receive.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES
      The Board of Directors is presently composed of ten members: Messrs. Michael Klayko, Neal Dempsey, David L. House, L. William Krause, Nicholas G. Moore, Seth D. Neiman, Christopher B. Paisley, Gregory L. Reyes, Larry W. Sonsini and Sanjay Vaswani. Mr. House serves as Executive Chairman of the Board of Directors and Mr. Krause serves as Lead Director. Following the Annual Meeting, the Board of Directors will be composed of nine members.
      The Board of Directors held four meetings during fiscal year 2004. Each director attended at least 75% percent of the aggregate of all of our Board of Directors meetings and committees meetings for committees on which such director served during fiscal year 2004, except for Mr. Dempsey who attended 72% of the aggregate of all Board of Directors meetings and committees meetings for committees on which he served during fiscal year 2004.
Committees of the Board of Directors
      The Board of Directors has standing Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter, which is available on our website at www.brocade.com in the Corporate Governance section of our investor relations page. All members of the committees are appointed by the Board of Directors, and are non-employee directors, except for David L. House, our Executive Chairman, who serves on the Nominating and Corporate Governance Committee. Prior to the end of fiscal year 2004, the Board reconstituted the membership of each of its standing committees. The following describes each committee, its current membership, the number of meetings held during fiscal year 2004 and its function.

Audit Committee
      The Audit Committee currently consists of Messrs. Paisley, Moore and Krause. During fiscal year 2004, Messrs. Dempsey, Moore and Paisley, in addition to William K. O’Brien, who resigned from the Board of Directors on January 27, 2005, served on the Audit Committee, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. The Board of Directors has determined that Messrs. Paisley and Moore are each an “audit committee financial expert” as defined in SEC rules. Mr. Paisley serves as Chairman of the Audit Committee. The Audit Committee held eight meetings during fiscal year 2004.
      The Audit Committee oversees our accounting, financial reporting and audit processes; makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and reviews our internal controls.
      The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors without members of management present, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.
      The Audit Committee Report is included in this proxy statement on page 22.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee currently consists of Messrs. Dempsey, House, Krause, Moore and Vaswani. During fiscal year 2004, Messrs. Dempsey, House, Krause, Moore, Sonsini and Vaswani served on the Nominating and Corporate Governance Committee. Each member, except for David L. House, who became our Executive Chairman in January 2005, is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Krause serves as

Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2004.
      The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to Brocade; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors.
      The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above in the Q &A, and are discussed in detail in our bylaws, which will be provided to you upon written request.
      Director Qualifications. The Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties, and to provide insight and practical wisdom based on their past experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly their director duties. Each director must represent the interests of Brocade stockholders.
      Identification and Evaluation of Nominees for Directors. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Compensation Committee
      The Compensation Committee currently consists of Messrs. Dempsey, Krause and Vaswani. During fiscal year 2004, Messrs. Dempsey, Krause, House, Neiman and Vaswani served on the Compensation Committee. Mr. Dempsey serves as Chairman of the Compensation Committee. The Compensation Committee held two meetings during fiscal year 2004.
      The Compensation Committee oversees and makes recommendations to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves cash and stock compensation plans, policies and programs for our executive officers and employees.
      The Compensation Committee Report is included herein on page 20.

Compensation Committee Interlocks and Insider Participation
      During fiscal year 2004, no member of the Compensation Committee was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.
Annual Meeting Attendance
      We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. Three directors attended the 2004 annual meeting of stockholders.
Communications with the Board of Directors
      We do not have a formal policy regarding communications with the Board of Directors but stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 1745 Technology Drive, San Jose, California 95110. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.
Code of Ethics
      In July 2003, the Board of Directors adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which is applicable to the Chief Executive Officer, Chief Financial Officer, Controller and any other principal accounting officer. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations page. We will also provide a copy of the Code of Ethics upon request made by email to investor-relations@brocade.com or in writing to Brocade Communications Systems, Inc., Attention: Investor Relations, 1745 Technology Drive, San Jose, California 95110. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, in the Corporate Governance section of our investor relations page.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 14, 2005 as to (i) each of the executive officers and other persons named in the Summary Compensation Table, (ii) each director and nominee for director, (iii) each person who is known by us to own beneficially more than five percent of our outstanding Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)

Named Executive Officers and Directors
Michael Klayko(3)	1,799,331	*
Antonio Canova(4)	682,774	*
Don Jaworski(5)	459,593	*
Gregory L. Reyes(6)	6,412,253	2.4%
James LaLonde(7)	1,444	*
David L. House(8)	56,000	*
L. William Krause(9)	5,230	*
Neal Dempsey(10)	240,625	*
c/o Bay Partners 10600 N. De Anza Blvd., Suite 100 Cupertino, CA 95014
Nicholas G. Moore(11)	40,000	*
Seth D. Neiman(12)	240,625	*
c/o Crosspoint Venture Partners 2925 Woodside Road Woodside, CA 94062
Christopher B. Paisley(13)	50,000	*
Larry W. Sonsini(14)	144,232	*
c/o Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304
Sanjay Vaswani(15)	16,000	*
Five Percent Stockholders
Capital Group International, Inc.(16)	15,840,000	5.9%
11100 Santa Monica Blvd. Los Angeles, CA90025
HYMF Limited(17)	14,902,520	5.6%
Walker House Mary Street PO Box 908 GT George Town, Grand Cayman
All Executive Officers and Directors as a Group(13 persons)(18)	10,148,107	3.7%

*	Less than one percent

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire either currently or within 60 days of February 14, 2005, including through the exercise of an option. The number of shares beneficially owned does not include Common Stock that the individual has the right to acquire beyond April 15, 2005, because those stock option awards are not exercisable because of vesting limitations.

(2)	Percentage of beneficial ownership is based upon 268,387,588 shares of Common Stock outstanding as of February 14, 2005. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 14, 2005, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Includes 847,180 shares held by Genesis Management Investments Limited Partnership, 30,889 shares held by Mr. Klayko’s son, 22,889 shares held by each of Mr. Klayko’s three daughters, 175,372 shares held by the Klayko Living Trust, and stock options to purchase 677,223 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(4)	Includes stock options to purchase 676,233 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(5)	Includes stock options to purchase 459,593 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(6)	Includes 4,057,053 shares held by the Reyes Family Trust, 900,000 held by the Reyes Family Foundation and stock options to purchase 1,451,053 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(7)	Information based on Brocade’s corporate records and SEC filings made by Mr. LaLonde. Mr. LaLonde’s employment with Brocade terminated on October 31, 2004.

(8)	Includes 1,000 shares held by Karla Lee House, Mr. House’s spouse, and stock options to purchase 25,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(9)	Includes 230 shares held by the Krause Trust DTD June 21, 1994, and stock options to purchase 5,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(10)	Includes stock options to purchase 240,625 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(11)	Includes stock options to purchase 40,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(12)	Includes stock options to purchase 240,625 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(13)	Includes stock options to purchase 50,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(14)	Includes stock options to purchase 55,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(15)	Includes stock options to purchase 15,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2005.

(16)	Information based on Schedule 13G dated February 11, 2005, as filed with the SEC by Capital Group International, Inc.

(17)	Information based on Schedule 13G dated February 14, 2005, as filed with the SEC by HYMF Limited.

(18)	Includes stock options to purchase 3,935,352 shares of Common Stock exercisable by all directors and executive officers either currently or within 60 days of February 14, 2005.

PROPOSAL ONE:
ELECTION OF DIRECTORS
      We have a classified Board of Directors. The Board of Directors currently consists of four Class I directors, three Class II directors and three Class III directors. Following the Annual Meeting, our Board of Directors will consist of four Class I directors, three Class II directors and two Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly qualified and elected.
Board Independence
      The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except Mr. Klayko, who currently serves as Brocade’s the Chief Executive Officer, Mr. Reyes, who served as Brocade’s Chief Executive Officer until January 2005, and Mr. House, who serves as Executive Chairman, is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.
Nominees
      The Nominating and Corporate Governance Committee of the Board of Directors selected, and the Board of Directors approved, Michael Klayko and Nicholas G. Moore as nominees for election at the Annual Meeting to Class III of the Board of Directors. If elected, Messrs. Klayko and Moore will each serve as a director until our annual meeting in 2008, their respective successors are qualified and elected or their earlier resignation or removal.
      Mr. Klayko is presently serving as the Chief Executive Officer of Brocade and was appointed to the Board of Directors on January 27, 2005. Mr. Moore, who was appointed to the Board of Directors on March 21, 2003 upon the recommendation of the Nominating and Governance Committee, was brought to the attention of the Nominating and Governance Committee as a candidate by Mr. Klayko.
      Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Klayko and Moore. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.
Vote Required
      If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors. The Board of Directors unanimously recommends that stockholders vote “FOR” the election of Michael Klayko and Nicholas G. Moore to the Board of Directors.

Information About the Directors and Nominees
      Set forth below is information regarding our directors and the nominees as of February 28, 2005:

			Director
Name	Age	Position	Since

Class III nominees to be elected at the Annual Meeting:
Michael Klayko	50	Chief Executive Officer and Director	2005
Nicholas G. Moore	63	Director	2003
Class I directors whose terms expire at the 2006 annual stockholders meeting:
David L. House	61	Executive Chairman	2004
L. William Krause	62	Lead Director	2004
Seth D. Neiman	50	Director	1995
Christopher B. Paisley	52	Director	2002
Class II directors whose terms expire at the 2007 annual stockholders meeting:
Neal Dempsey	63	Director	1995
Larry W. Sonsini	64	Director	1999
Sanjay Vaswani	45	Director	2004
      There are no family relationships between any director and executive officer.
Michael Klayko
      Mr. Klayko has served as our Chief Executive Officer and a director since January 2005. Prior to that, Mr. Klayko served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation, a storage networking company. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. in Electronic Engineering from Ohio Institute of Technology, in Columbus, Ohio.
Nicholas G. Moore
      Mr. Moore served as Global Chairman, Chief Executive Officer-U.S. of PricewaterhouseCoopers LLP from July 1998 until June 2001. Prior to that, he served as Chairman and Chief Executive Officer of Coopers & Lybrand LLP from October 1994 until June 1998, when it was merged into PricewaterhouseCoopers LLP. Mr. Moore retired in 2001. Mr. Moore is also a director of Hudson Highland Group, Gilead Sciences and Network Appliance, Inc. Mr. Moore received a B.S. in Accounting from Saint Mary’s College in Moraga, California and a J.D. degree from Hastings College of Law, University of California. Mr. Moore serves on our Audit Committee and Nominating and Corporate Governance Committee.
David L. House
      Mr. House has served as our Executive Chairman since January 2005. In January 2005, Mr. House also served as Chief Executive Officer. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until June 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University of Boston. Mr. House serves on our Nominating and Corporate Governance Committee.

L. William Krause
      Mr. Krause served as Chairman of the Board of Caspian Networks, Inc. an IP networking systems provider, since April 2002 and Chief Executive Officer from April 2002 until June 2004. In addition, Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director of Packeteer, Inc., Pinnacle Systems, Inc. and Sybase, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary doctorate of science from The Citadel. Mr. Krause serves on our Audit and Compensation Committees, and as Chairman of our Nominating and Corporate Governance Committee.
Seth D. Neiman
      Mr. Neiman served as Chairman of the Board of Directors of Brocade from August 1995 until May 2001, and as our Chief Executive Officer from August 1995 until June 1996. Mr. Neiman has been a general partner of Crosspoint Venture Partners since January 1996, and a managing partner since December 1999. Mr. Neiman received a B.A. in Philosophy from Ohio State University.
Christopher B. Paisley
      Mr. Paisley has been the Dean’s Executive Professor of Accounting and Finance in the Leavey School of Business at Santa Clara University since January 2001. From September 1985 until May 2000, Mr. Paisley was the Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation. Mr. Paisley is also a director of Silicon Image, Volterra Semiconductor Corp. and Electronics for Imaging. Mr. Paisley received a B.A. in Economics from the University of California, Santa Barbara and an M.B.A. from the University of California, Los Angeles. Mr. Paisley serves as Chairman of our Audit Committee.
Neal Dempsey
      Mr. Dempsey has been a general partner of Bay Partners, a venture capital firm, since May 1989, and the managing general partner since July 2002. Mr. Dempsey received a B.A. in Business from the University of Washington. Mr. Dempsey serves on our Nominating and Corporate Governance Committee, and as Chairman of our Compensation Committee.
Larry W. Sonsini
      Mr. Sonsini has been a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1966, where he served as Chairman and CEO for over 20 years, and currently serves as its Chairman. Mr. Sonsini is also a director of Echelon Corporation, LSI Logic, Inc., Silicon Valley Bancshares and Pixar. Mr. Sonsini received an A.B. from the University of California, Berkeley and an L.L.B. from Boalt Hall School of Law, University of California, Berkeley.
Sanjay Vaswani
      Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc. since 1990. From 1987 to 1990 he was an associate for McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation where he concentrated on finance and strategic planning activities for Intel’s worldwide wafer-fabrication facilities. Mr. Vaswani serves as a director of Blue Star Infotech Ltd. Mr. Vaswani earned a bachelor’s degree, summa cum laude, from the University of Texas at Austin and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Vaswani serves on our Compensation and Nominating and Corporate Governance Committees.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The Board of Directors has selected KPMG LLP to audit our financial statements for the fiscal year ending October 29, 2005. The decision of the Board of Directors to appoint KPMG LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with KPMG LLP in all of these respects.
      Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interests of Brocade and its stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Board of Directors may reconsider its selection.
      KPMG LLP was first appointed in fiscal year 2002, and has audited our financial statements for fiscal years 2002, 2003 and 2004. The Board of Directors expects that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Fees Billed By KPMG LLP During Fiscal Years 2004 and 2003
      The following table sets forth the approximate aggregate fees billed to Brocade during fiscal years 2004 and 2003 by KPMG LLP:

	2004	2003

Audit Fees	$596,000	$304,000
Audit-Related Fees	33,000	200,000
Tax Fees	96,000	477,000
All Other Fees	8,000	31,000

Total	$733,000	$1,012,000

      “Audit Fees” consisted of fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.
      “Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include accounting consultation related to our acquisition of Rhapsody Networks, Inc. in fiscal year 2003, and other consultations concerning financial accounting and reporting standards in fiscal year 2004.
      “Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice. For fiscal year 2004, all fees billed were related to tax compliance services. Tax Fees for fiscal year 2003 consisted of approximately $462,000 for tax compliance services and $15,000 for tax planning services.

      “All Other Fees” consisted of fees incurred in connection with an information systems security audit.
      The Audit Committee has established a policy governing our use of KPMG LLP for non-audit services. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. The Audit Committee pre-approves certain Audit and Audit-Related Services, subject to certain fee levels. Any proposed services that are not a type of service that has been pre-approved or that exceed pre-approval cost levels require specific pre-approval by the Audit Committee. The Committee periodically revises the lists of pre-approved service types set forth in the policy as required. In fiscal years 2004 and 2003, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by KPMG LLP were approved by the Audit Committee.
      The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by KPMG LLP is compatible with maintaining their independence.
Vote Required
      If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote. The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of KPMG LLP as Brocade’s independent auditors for the fiscal year ending October 29, 2005.
EXECUTIVE OFFICERS
      Set forth below is information regarding our executive officers as of February 14, 2005.

Name	Age	Position

Michael Klayko	50	Chief Executive Officer and Director
David L. House	61	Executive Chairman
Antonio Canova	43	Chief Financial Officer and Vice President, Administration
Don Jaworski	45	Vice President, Product Development
      Michael Klayko’s biography is set forth under the heading “Proposal 1: Election of Directors — Information About the Directors and Nominees.”
      David L. House’s biography is set forth under the heading “Proposal 1: Election of Directors — Information About the Directors and Nominees.”
      Antonio Canova has served as our Chief Financial Officer and Vice President, Administration since November 2004. Prior to that, Mr. Canova served as our Vice President, Finance and Chief Financial Officer from May 2001 to November 2004. Mr. Canova served as our Vice President, Finance from November 2000, when he joined Brocade, to May 2001. From April 2000 to November 2000, Mr. Canova served as Vice President, Chief Financial Officer, and Secretary of Wireless Inc., a wireless broadband equipment manufacturer. From 1995 to 2000, Mr. Canova was an audit partner of KPMG LLP. Mr. Canova received a B.S. in Accounting from Santa Clara University in Santa Clara, California.
      Don Jaworski has served as our Vice President, Product Development since November 2004. Prior to that, Mr. Jaworski served as our Vice President, Engineering from April 2003 to November 2004. From January 2002 to December 2002, Mr. Jaworski was with Mohr, Davidow Ventures, an early stage venture capital firm, as an Entrepreneur in Residence. From June 2000 to July 2001, Mr. Jaworski served as Senior Vice President of Product Development of Cacheflow, Inc., which acquired SpringBank Network, Inc., a privately held company, where Mr. Jaworski held the position of Chief Executive Officer and Vice President of Engineering from May 2000 to June 2000. From December 1997 to March 2000, Mr. Jaworski served as Vice President, Research and Development of Nokia IPRG & Security Platforms, Inc. Mr. Jaworski has a

B.S. in Computer Science from Bowling Green State University and an MBA from Santa Clara University in Santa Clara, California.
EXECUTIVE COMPENSATION AND OTHER MATTERS
      The following table sets forth compensation information for our Chief Executive Officer and our other executive officers as of the end of our last three fiscal years ended October 30, 2004.
Summary Compensation Table

					Long-Term
					Compensation
					Awards

					Securities
		Annual Compensation			Underlying
					Options (# of	All Other
	Fiscal Year	Salary($)	Bonus($)		Shares)	Compensation($)(1)

Michael Klayko(2)	2004	$283,333	$195,230		575,000	$4,664
Chief Executive Officer	2003	$175,000	$42,464		713,781	$3,324
	2002	—	—		—	—
Antonio Canova	2004	$252,050	$151,750		375,000	$3,863
Chief Financial Officer and	2003	$238,525	$55,826		695,149	$3,593
Vice President, Administration	2002	$235,000	$36,954		—	$2,004
Don Jaworski(3)	2004	$306,000	$177,381		425,000	$2,901
Vice President, Product	2003	$153,409	$30,405		650,000	$1,292
Development	2002	—	—		—	—
Gregory L. Reyes(4)	2004	$506,667	$344,824		1,600,000	$4,350
Director and Advisor	2003	$500,000	—		1,703,214	$4,141
	2002	$500,000	—		—	$2,385
James LaLonde(5)	2004	$451,963	$107,849	(6)	—	$29,013	(7)
Vice President, Worldwide	2003	$199,991	$241,430	(6)	574,430	$110,837	(8)
Field Sales	2002	$149,977	$195,937	(9)	—	$143,977	(10)

(1)	Other compensation includes group term life insurance premiums and 401(k) matching payments.

(2)	Mr. Klayko joined Brocade in January 2003 as Vice President, OEM Sales and subsequently served as Vice President, Worldwide Marketing and Support and Vice President, Worldwide Sales. In January 2005, Mr. Klayko was elected as Chief Executive Officer and also appointed as member of the Board of Directors. Mr. Klayko’s biography is set forth under the heading “Proposal 1: Election of Directors — Information About the Directors and Nominees.”

(3)	Mr. Jaworski joined Brocade in April 2003.

(4)	Mr. Reyes served as Chief Executive Officer and Chairman of the Board from 1998 until January 2005. In January 2005, Mr. Reyes ceased serving as Chief Executive Officer and Chairman of the Board and became a consultant to Brocade’s Chief Executive Officer and Board of Directors. Mr. Reyes will continue to serve as a director of Brocade until the Annual Meeting.

(5)	Mr. LaLonde’s employment with Brocade terminated on October 31, 2004.

(6)	Represents amounts earned as commissions.

(7)	Includes $27,083 housing allowance and $1,930 other compensation.

(8)	Includes $20,000 relocation expense, $89,157 housing allowance and $1,680 other compensation.

(9)	Includes $145,945 earned as commissions and $49,992 earned as a bonus.

(10)	Represents amounts received as housing allowance.

Option Grants in Last Fiscal Year
      The following table sets forth information regarding options granted during fiscal year 2004 to each of the persons named in the Summary Compensation Table.

		Percent of			Potential Realizable
		Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation For
	Underlying	Employees	Exercise Price		Option Term (1)
	Options	in Fiscal	Per Share	Expiration
Name	Granted(#)	Year(2)	($/Share)(3)(4)	Date	5%($)	10%($)

Michael Klayko(5)	325,000	2.1%	$5.84	05/21/11	$772,677	$1,800,665
	250,000	1.6%	$4.97	08/20/11	$505,822	$1,178,781
Antonio Canova(6)	200,000	1.3%	$5.84	05/21/11	$475,493	$1,108,102
	175,000	1.1%	$4.97	08/20/11	$354,076	$825,147
Don Jaworski(7)	50,000	0.3%	$6.58	02/26/11	$133,936	$312,128
	200,000	1.3%	$5.84	05/21/11	$475,493	$1,108,102
	175,000	1.1%	$4.97	08/20/11	$354,076	$825,147
Gregory L. Reyes(8)	500,000	3.3%	$6.34	12/10/10	$713,597	$2,208,459
	1,100,000	7.2%	$5.84	05/21/11	$2,615,213	$6,094,559
James LaLonde(9)	—	—	—	—	—	—

(1)	Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.

(2)	Based on options to purchase 15,319,414 shares of Common Stock granted to employees in fiscal year 2004.

(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market on the last trading day prior to the date of grant.

(4)	Exercise price and tax withholding obligations may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure.

(5)	The option granted to Mr. Klayko in fiscal year 2004 to purchase 325,000 shares vests as follows: (i) 162,500 shares vested on November 23, 2004; (ii) 9,026 shares vested on December 21, 2004; and (iii) 153,474 shares vest starting January 21, 2005, with 1/28 of the shares vesting monthly thereafter and full vesting occurring on May 21, 2007. The option granted to Mr. Klayko in fiscal year 2004 to purchase 250,000 shares vests starting September 20, 2004, with 1/48 of the shares vesting monthly thereafter and full vesting occurring on August 20, 2008.

(6)	The option granted to Mr. Canova in fiscal year 2004 to purchase 200,000 shares vests as follows: (i) 100,000 shares vested on November 23, 2004; (ii) 5,555 shares vested on December 21, 2004; and (iii) 94,445 shares vest starting January 21, 2005, with 1/28 of the shares vesting monthly thereafter and full vesting occurring on May 21, 2007. The option granted to Mr. Canova in fiscal year 2004 to purchase 175,000 shares vests starting September 20, 2004, with 1/48 of the shares vesting monthly thereafter and full vesting occurring on August 20, 2008.

(7)	The option granted to Mr. Jaworski in fiscal year 2004 to purchase 50,000 shares vests starting March 26, 2004, with 1/48 of the shares vesting monthly thereafter and full vesting occurring on February 26, 2008. The option granted to Mr. Jaworski in fiscal year 2004 to purchase 200,000 shares vests as follows: (i) 100,000 shares vested on November 23, 2004; (ii) 5,555 shares vested on December 21, 2004; and (iii) 94,445 shares vest starting January 21, 2005, with 1/28 of the shares vesting monthly thereafter and full vesting occurring on May 21, 2007. The option granted to Mr. Jaworski in fiscal year 2004 to purchase 175,000 shares vests starting September 20, 2004, with 1/48 of the shares vesting monthly thereafter and full vesting occurring on August 20, 2008.

(8)	The option granted to Mr. Reyes in fiscal year 2004 to purchase 500,000 shares vests starting January 10, 2004, with 1/48 of the shares vesting monthly thereafter and full vesting occurring on December 10, 2007. The option granted to Mr. Reyes in fiscal year 2004 to purchase 1,100,000 shares vests as follows: (i) 550,000 shares vested on November 23, 2004; (ii) 30,555 shares vested on December 21, 2004; and (iii) 519,445 shares vest starting January 21, 2005, with 1/28 of the shares vesting monthly thereafter and full vesting occurring on May 21, 2007. The 500,000 share option grant for Mr. Reyes was originally granted with an exercise price of $5.52, which was subsequently modified by the Compensation Committee of the Board of Directors on January 30, 2005 to $6.34. Also, on January 30, 2005 the Compensation Committee modified the exercise price of a 600,000 share option grant originally made to Mr. Reyes on August 15, 2003 from $5.53 to $5.82. The closing price of Brocade’s Common Stock as reported on the Nasdaq National Market on January 28, 2005 was $5.99.

(9)	There were no options granted to Mr. LaLonde in fiscal year 2004.

Aggregated Option Exercises in Fiscal Year 2004 and Year-End Option Values
      The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of the fiscal year ended October 30, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal Year-End(#)		In-the-Money Options ($)(2)
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Klayko	—	—	379,765	909,016	$774,841	$1,342,778
Antonio Canova	—	—	460,388	609,761	$170,731	$663,056
Don Jaworski	—	—	251,040	823,960	$392,081	$1,160,419
Gregory L. Reyes	—	—	627,769	2,675,445	$303,775	$1,824,028
James LaLonde	29,166	$23,377	366,285	178,979	$91,571	$116,287

(1)	Market value of our Common Stock at the exercise date minus the exercise price.

(2)	Market value of our Common Stock at fiscal year-end minus the exercise price. The market value of our Common Stock on October 29, 2004 was $6.79 per share.

Respectfully submitted by:

Neal Dempsey
L. William Krause
Sanjay Vaswani

Change of Control and Severance Arrangements
      Michael Klayko. If Mr. Klayko’s employment with Brocade is terminated by Brocade without cause or by Mr. Klayko for good reason within 12 months after a change of control of Brocade, he will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 24 months of his base salary and target bonus, (b) company-paid COBRA benefits for 18 months, and (c) full accelerated vesting of existing options. In addition, The Agreement also provides that if Mr. Klayko’s employment with Brocade is terminated without cause (other than within 12 months after a change of control of Brocade), he will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and target bonus, and (b) Company-paid COBRA benefits for 12 months.
      Antonio Canova. If Mr. Canova’s employment with Brocade is terminated by Brocade without cause or by Mr. Canova for good reason within 12 months after a change of control of Brocade, Mr. Canova will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and target bonus, and (b) company-paid COBRA benefits for 12 months. If Mr. Canova’s employment with Brocade is terminated without cause (other than within 12 months after a change of control of Brocade), Mr. Canova will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to six months of his base salary and target bonus, and (b) company-paid COBRA benefits for six months. In addition, stock options granted to Mr. Canova will vest as to one-fourth of the unvested amount upon a change of control. If Mr. Canova is constructively terminated within one year of a change of control, the entire unvested portion of these options will vest.
      Don Jaworksi. If Mr. Jaworski’s employment with Brocade is terminated by Brocade without cause or by Mr. Jaworski for good reason within 12 months after a change of control of Brocade, Mr. Jaworski will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and target bonus, and (b) company-paid COBRA benefits for 12 months. If Mr. Jaworski’s employment with Brocade is terminated without cause (other than within 12 months after a change of control of Brocade), Mr. Jaworski will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to six months of his base salary and target bonus, and (b) company-paid COBRA benefits for 6 months. In addition, if Mr. Jaworski’s employment is constructively terminated within one year after a change of control, Mr. Jaworski will receive twelve months of vesting of unvested shares in his initial stock option grant.
      Gregory L. Reyes. Brocade and Mr. Reyes have agreed to the terms of Mr. Reyes’ new employment which will be memorialized in a definitive employment agreement that supersedes Mr. Reyes’ prior employment and severance arrangements. Under the new agreed upon terms, Mr. Reyes will serve as a consultant to the Chief Executive Officer and the Board of Directors of Brocade beginning on January 18, 2005 for two years. During the term of the employment agreement, Mr. Reyes will receive a $520,000 base salary and potential incentive compensation of $390,000 in accordance with Brocade’s normal payroll and incentive compensation practices and procedures. In the event that Mr. Reyes’ employment is terminated by Brocade without cause or by Mr. Reyes for good reason, Mr. Reyes will receive for the remainder of the two-year term of the employment agreement (a) continued payment of his base salary and incentive compensation, (b) reimbursement for COBRA premiums for him and his eligible dependents, and (c) continued vesting with respect to all outstanding equity awards granted by Brocade. If a change of control occurs while Mr. Reyes is employed under the employment agreement, Mr. Reyes will receive accelerated vesting with respect to 100% of the then unvested portion of all outstanding equity awards. If, however, Mr. Reyes’ employment is terminated during the two-year term of the employment agreement by Brocade for cause, Mr. Reyes will not be entitled to severance payments or acceleration of his then unvested and outstanding equity awards in the event of a change of control. As a condition to any severance payments, Mr. Reyes will sign an initial and, as a condition to receipt of any severance payments, supplemental release of claims. In addition, Mr. Reyes will not solicit any employee of Brocade or directly or indirectly engage in any entity that competes with Brocade while employed and for a period of two years thereafter.

Directors’ Compensation
      In fiscal year 2004, we paid an annual fee of $25,000 to each non-employee director, except for Mr. House, who was appointed to the Board of Directors in February 2004 and received a pro rata payment of $17,397; Mr. Vaswani, who was appointed in April 2004 and received a pro rata payment of $12,534; Mr. O’Brien, who was appointed in July 2004 and received a pro rata payment of $6,301; and Mr. Krause who was appointed in October 2004 and received a pro rata payment of $548. In addition, each member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors received compensation for their services on such committee, with each member receiving an annual fee of $5,000, except for Messrs. House, Krause, O’Brien and Vaswani, who were appointed to the Compensation Committee in October 2004 and each received a pro rata payment of $110, and Messrs. Krause, House and Vaswani, who were appointed to the Nominating and Corporate Governance Committee in October 2004 and each received a pro rata payment of $110. Members of the Audit Committee received an annual fee of $10,000 for serving on such committee, except for Mr. O’Brien, who was appointed to the Audit Committee in October 2004 and received a pro rata payment of $219. We are also authorized to reimburse directors for expenses in connection with attendance at meetings.
      In February 2005, upon the recommendation of the Compensation Committee following its review of market data and other considerations, the Nominating and Corporate Governance Committee approved additional compensation for non-employee members of the Board of Directors. Each non-employee director who serves on a standing committee of the Board of Directors will receive $1,500 for each committee meeting the director attends in person and $1,000 for each committee meeting in which the director participates by telephone. In addition, each non-employee director who serves as chairman of a standing committee of the Board of Directors will receive an annual cash payment of $5,000, and the non-employee Lead Director will receive an annual cash payment of $15,000. These fees are effective for all service which has occurred during the Brocade’s fiscal year 2005, including meetings that occurred prior to the date of approval.
      The existing annual fee of $25,000, which is paid to each non-employee director, and the standing committee service fees of $5,000 for each member of the Compensation Committee and Nominating and Corporate Governance Committee, and $10,000 for each member of the Audit Committee, remain in effect.
      Non-employee directors have received stock options to purchase shares of Common Stock under our 1999 Director Option Plan. See “Certain Relationships and Related Transactions — Stock Option Grants to Certain Directors.” Only non-employee directors may participate in the 1999 Director Option Plan.
      The 1999 Director Option Plan provides currently that new non-employee directors will receive an initial grant to purchase 80,000 shares of Common Stock upon becoming a director (the “First Option”). The First Option vests as to 1/16 of the shares each quarter, so as to be fully vested on the fourth anniversary of the date of grant of the First Option. The 1999 Director Option Plan provides for the automatic grant of options to purchase 20,000 shares of Common Stock to each non-employee director on each anniversary of the date on which such person first became a non-employee director (the “Subsequent Option”). The Subsequent Option vests as to 1/4 of the shares each quarter commencing on the third anniversary of the date of grant so as to be fully vested on the fourth anniversary of the date of grant.
      All options granted under the 1999 Director Option Plan have a term of ten years. The exercise price of all options is 100 percent of the fair market value of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant.
      In the event of a merger, or the sale of substantially all of the assets of Brocade and if the option is not assumed or substituted, each option will become fully vested and exercisable for a period of thirty days after notice is provided, and upon the expiration of such period each option will terminate. The number of shares subject to and subsequently granted under a First Option and a Subsequent Option will not be proportionately adjusted for grants made subsequent to a stock split, stock dividend, or similar change in Brocade’s capital structure effected without the receipt of consideration. Options granted under the 1999 Director Option Plan must be exercised within three months after the termination of the optionee’s tenure as a director, or within twelve months after such director’s termination by death or disability, but only to the extent that the director was entitled to exercise the option on the date of such termination. In any event, a director may not exercise any option later than the expiration of the option’s ten-year term.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that except for Mr. Jaworski filing a late Form 3 and Mr. Vaswani filing a late Form 4 during fiscal year 2004, all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Except for the compensation agreements and other arrangements that are described under “Change of Control and Severance Arrangements” and the transactions described below, there was not during fiscal year 2004 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Legal Services
      During fiscal year 2004, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (WSGR) acted as principal outside legal counsel to Brocade. Larry W. Sonsini, a director of Brocade, serves as a member of WSGR and is currently the Chairman of the firm’s Executive Committee. Aggregate fees billed to us by WSGR for legal services rendered, including general corporate counseling, litigation services and merger and acquisition related services, during fiscal year 2004 were $0.6 million. We believe that the services rendered to us by WSGR were on terms no more or less favorable than those with unrelated parties.
Stock Option Grants to Certain Directors
      During fiscal year 2004, we granted to Messrs. House, Moore, Sonsini, Dempsey, Neiman, Vaswani, O’Brien, Paisely and Krause the following stock options to purchase shares of our Common Stock at fair market value in accordance with the provisions of the 1999 Director Option Plan.

		Number	Exercise
Name of Director	Date	of Shares	Price

David L. House	February 19, 2004	80,000	$6.26
Nicholas G. Moore	March 24, 2004	20,000	$6.90
Larry W. Sonsini	April 19, 2004	20,000	$6.34
Neal Dempsey	April 19, 2004	20,000	$6.34
Seth D. Neiman	April 19, 2004	20,000	$6.34
Sanjay Vaswani	April 30, 2004	80,000	$5.35
William O’Brien	July 30, 2004	80,000	$4.82
Christopher B. Paisley	August 9, 2004	20,000	$4.19
L. William Krause	October 22, 2004	80,000	$6.29
      In addition, on February 19, 2004, Mr. House was granted an option to purchase 20,000 shares of our Common Stock at fair market value of $6.26 per share in accordance with the terms of our 1999 Stock Plan.

Other Related Party Transactions
      We reimburse Mr. Gregory L. Reyes, our director and Strategic Advisor and former Chairman of the Board and Chief Executive Officer, for expenses incurred by Mr. Reyes in the operation and use of his private plane and properties when used for Brocade business. During fiscal year 2004, we incurred expenses of approximately $360,000 for expenses incurred by Mr. Reyes pursuant to this reimbursement agreement. The amount reimbursed to Mr. Reyes is consistent with our employee travel expense reimbursement policy and, we believe, the amount is generally at commercial rates for comparable travel and facilities arrangements.
      We also have an agreement with San Jose Sharks, L.P., which is a limited partnership in which Mr. Reyes has a general partnership interest. Under the agreement, Brocade receives marketing and advertising services and use of certain facilities owned by the limited partnership. During fiscal year 2004, we incurred expenses of approximately $364,000 pursuant to this agreement. We entered into the original agreement before Mr. Reyes acquired his interest in the limited partnership and the renewal agreements after Mr. Reyes had acquired his interest in the limited partnership. We believe that the terms we received under the agreement were no more or less favorable than those with unrelated parties.
COMPENSATION COMMITTEE REPORT
      The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal year 2004. Actual compensation earned during fiscal year 2004 by the persons named in the Summary Compensation Table is shown in the Summary Compensation Table on page 14.
Compensation Strategy
      Brocade’s executive compensation policies are designed to attract, motivate and retain talented executives who will contribute to the company’s long-term success. We reward our executives for achievement of designated business objectives, individual contribution and financial performance of Brocade. Within this overall strategy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of peer companies in the technology industry, with which we compete for executive talent.

•	Provide variable compensation opportunities that are linked to achievement of financial, organizational, management and individual performance goals.

•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity interest in Brocade.
Components of Executive Compensation
      The compensation program for our executive officers consists of the following components:

•	Base Salary

•	Quarterly and Annual Cash Incentives

•	Long-Term Stock Option Incentives
Base Salary
      Brocade annually performs external market compensation comparisons relative to industry-specific and annual revenue peer groups. The Compensation Committee reviews management’s recommendations and sets the salary levels of executive officers several months prior to the beginning of each fiscal year. The salary levels are set based upon competitive compensation data, and each person’s job responsibilities, level of experience, individual performance and contribution to the business.

Quarterly and Annual Cash Incentives
      We have implemented a cash incentive plan, which compensates officers in the form of either quarterly or annual cash incentives, depending on their position. Quarterly and annual cash incentives are intended to motivate and reward executive officers by directly linking the amount of the cash compensation to specific company financial performance targets, such as revenue and operating margin, and specific individual-based performance. The cash incentives for executive officers reflect the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be contingent upon the overall performance of Brocade, as well as the individual contribution of each executive officer. Prior to the beginning of fiscal year 2004, the Compensation Committee established target cash incentives for each executive officer as a percentage of the officer’s base salary. During fiscal year 2004, the annual target level of the quarterly or annual cash incentives that the executive officers were eligible to receive varied from 40 to 75 percent of such officer’s base salary.
      The Compensation Committee evaluates the performance of Brocade and its executive officers annually before any cash incentive payments are made. Annual cash incentives for fiscal year 2004 were awarded to Messrs. Reyes, Klayko, Canova and Jaworski in the amounts set forth in the Summary Compensation Table based on Brocade’s performance relative to our financial performance targets for fiscal year 2004. The cash incentive amounts are set forth in the Summary Compensation Table.
Long-Term Stock Option Incentives
      The Board of Directors provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of Brocade’s stockholders and to provide each executive officer with a significant incentive to manage Brocade from the perspective of an owner with an equity stake in the business. It is the belief of the Board of Directors that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to remain in our employ. The Board of Directors considers the grant of each option subjectively, reviewing factors such as competitive market data, individual performance, anticipated future contribution toward the attainment of our long-term strategic performance goals and number of unvested options held by each individual at the time the new stock option is granted. In fiscal year 2004, executive officers were granted stock options to purchase 2,975,000 shares of our Common Stock.
Chief Executive Officer Compensation
      Prior to the beginning of fiscal year 2004, the Compensation Committee reviewed and approved fiscal year 2004 salaries for Mr. Reyes, our former Chief Executive Officer, who served in such capacity during fiscal year 2004, and Mr. Klayko, our current Chief Executive Officer, who was Vice President, Worldwide Sales before he was appointed as Chief Executive Officer in January 2005. The Compensation Committee’s decisions with regard to Mr. Reyes’ base salary in fiscal year 2004, Mr. Klayko’s base salary for fiscal year 2005, and the stock options granted to each of them as Chief Executive Officers of Brocade, were based on both their personal performance of their job responsibilities and duties, the compensation levels of chief executive officers of peer companies and the advice of independent compensation consultants.

Respectfully submitted by:

Neal Dempsey
L. William Krause*
Sanjay Vaswani*

*	Appointed to the Compensation Committee in October 2004.

AUDIT COMMITTEE REPORT
      The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 30, 2004 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from KPMG as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.
      Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

Respectfully submitted by:

L. William Krause*
Nicholas G. Moore
Christopher B. Paisley

* Appointed to the Audit Committee in February 2005.

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Common Stock with the cumulative return of the Nasdaq Market Index and of the SIC Code Computer Peripheral Equipment Index for the period commencing October 31, 1999 and ending on October 30, 2004. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.
COMPARE CUMULATIVE TOTAL RETURN

	Fiscal Year Ended

Company/Index	10/31/99	10/28/00	10/27/01	10/26/02	10/25/03	10/30/04

Brocade	100.00	336.80	74.71	24.54	18.02	20.19
SIC Code Index*	100.00	158.10	46.89	31.62	58.16	54.13
Nasdaq Market Index	100.00	117.61	58.98	47.46	68.93	70.45

*	Computer Peripheral Equipment Index
      The performance graph assumes that on October 31, 1999 $100 was invested in our Common Stock, in the Nasdaq Market Index and in the SIC Code Computer Peripheral Equipment Index and that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
      The information contained above under the captions “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

By Order of the Board of Directors

Antonio Canova
Chief Financial Officer, Vice President, Administration
and Assistant Secretary
March 10, 2005

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Interstate 880/ Highway 17 ramp toward Oakland/ Santa Cruz.

•	Merge onto the Interstate 880 North ramp toward Oakland and continue on Interstate 880.

•	Take the First Street exit, and turn left onto North First Street.

•	Turn left onto Skyport Drive.

•	Turn right onto Technology Drive.

•	Turn left into the Brocade entrance at 1745 Technology Drive.
From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Brokaw Road/ First Street exit.

•	Turn right onto Airport Parkway.

•	Turn left onto Technology Drive/ Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.
From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take the Brokaw Road exit toward First Street.

•	Turn left onto East Brokaw Road, which becomes Airport Parkway.

•	Turn left onto Technology Drive/ Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

BROCADE COMMUNICATIONS SYSTEMS, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

Friday, April 22, 2005
9:30 a.m. Local Time

1745 Technology Drive
San Jose, California 95110

Brocade Communications Systems, Inc. 1745 Technology Drive San Jose, California 95110	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2005.

The shares of stock you hold in your account, or in a dividend reinvestment account, will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Antonio Canova and Laurie Webb, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Company #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Time) on April 21, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/brcd/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Time) on April 21, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Brocade Communications Systems, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.
1.	Election of directors:	01 Michael Klayko 02 Nicholas G. Moore	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of KPMG LLP as independent auditors of Brocade Communications Systems, Inc. for the fiscal year ending October 29, 2005		☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:			Date _____________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.